Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500

FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP REPORTS QUARTERLY RESULTS

Stamford, Connecticut November 9, 2009. Patriot National Bancorp, Inc. (NASDAQ Global Market “PNBK”), the parent of Patriot National Bank, reported a pre-tax loss for the quarter ended September 30, 2009 of $4.4 million compared to a pre-tax loss of $2.2 million for the same period in the prior year. The pre-tax loss of $4.4 million for the most recent quarter represents a $4 million, or 48%, improvement over the pre-tax loss reported for the quarter ended June 30, 2009.

During the quarter the Company took an $11.4 million non-cash charge relating to the recording of a valuation allowance for deferred tax assets. The net tax provision for the quarter ended September 30, 2009 was $9.6 million resulting in a net loss for the quarter of $13.9 million ($2.93 per share) compared to the comparable quarter of 2008 when there was a tax benefit of $288,000 and the net loss was $1.9 million ($0.40 per share).

The pre-tax operating loss for the quarter was primarily the result of the ongoing impact of the elevated level of non-performing assets on interest income, the higher than normal quarterly loan loss provision and the increased balance sheet liquidity causing a reduction in the net interest margin. While non-performing assets increased to $145.6 million at September 30, 2009, the increase for the quarter was down 49% from the second quarter when non-performing assets increased from $85.8 million at March 31, 2009 to $125.2 million at June 30, 2009. Other positive trends consist of net charge-offs for the quarter ended September 30, 2009 of $366,000, representing a decrease of 49% compared to $715,000 for the same period last year and a decrease of  94% from the quarter ended June 30, 2009.  The Company’s provision for loan losses of $1.5 million for the current quarter was down 52% from the same period in the prior year and 76% from the quarter ended June 30, 2009 when the provision was $6.0 million.  The Bank’s loan loss allowance coverage ratio to total loans increased to 245 basis points at September 30, 2009.

Total loans at September 30, 2009 were $702.3 million, a decrease of $86.3 million, or 11%, compared to December 31, 2008 when loans were $788.6 million. During the current year the Company has aggressively worked at lowering the risk profile within the portfolio. Total construction loans have been reduced by 28% and commercial real estate loans are down by 8%.  During the same period, residential loans have increased by 16%.

The years 2008 and 2009 have been extremely difficult years for the local real estate markets.  In spite of significant declines in home prices in Fairfield County, Connecticut, the Bank has experienced relatively modest losses on construction loans when they are finally paid off.

For the period January 2008 through September 30, 2009, $176 million of construction loans were paid off and actual incurred losses at the time of pay off total only $597,000 or 34 basis points which is less than ½ of 1% of the total principal balances.  Mr. Charles F. Howell, President and CEO of Patriot National Bank, attributed the modest losses during these difficult economic times to conservative underwriting, whereby the average loan to value ratio at the time of origination was 56% for construction loans.

For the same period, loans paid off including construction loans, totaled in excess of $284 million with actual losses incurred of less than $1.35 million.  These results compare favorably to the Bank’s reserve allocations for these loans, again reflecting conservative underwriting. This performance isn’t necessarily indicative of future performance, particularly if the current weakness in local real estate markets continues, and until the real estate market shows substantial price stability, Management believes it prudent to continue to maintain a conservative level of loan loss allowance reserve.

Despite the decrease in the loan portfolio, total assets at September 30, 2009 were $937.4 million compared to December 31, 2008 when total assets were $913.4 million. Deposits increased by 6% during the period to end the quarter at $829.1 million.

The reduction in the loan portfolio and the growth in deposits have generated a significant amount of balance sheet liquidity. The Company has used this opportunity to reduce higher cost funding sources in order to lower the overall cost of funds and benefit the net interest margin. The cost of interest bearing liabilities decreased from 3.04% for the quarter ended June 30, 2009 to 2.77% for the quarter ended September 30, 2009. In addition, starting in the fourth quarter a portion of the balance sheet liquidity is being redeployed into U.S. Government agency securities to improve overall yields.

At September 30, 2009 management evaluated the expected realization of the deferred tax asset which consists primarily of future tax benefits associated with future tax deductions related to loan losses and interest on non-accrual loans. Based upon current accounting requirements, management determined that a full valuation allowance was required against the deferred tax asset of $12.2 million. The valuation allowance will be analyzed quarterly for changes affecting the deferred tax assets.  Once Bancorp generates taxable income on a sustained basis, Management’s conclusion regarding the need for a deferred tax asset valuation allowance could change, resulting in the reversal of all or a portion of the deferred tax asset valuation allowance.

Non-interest income of $618,000 for the quarter ended September 30, 2009 was $921,000 higher than the same period in the prior year when an impairment charge of $1.1 million was recorded for a FHLMC investment security. Compared to the second quarter of 2009, non-interest income is down $49,000, primarily due to lower mortgage brokerage referral fees.

Non-interest expenses of $7.5 million for the quarter ended September 30, 2009 were $1.5 million, or 25%, higher than the same period last year primarily due to higher consulting fees, legal fees relating to problem loans and regulatory assessments. Higher costs were also noted in loan administration and other real estate operations.  Non-interest expenses increased 1% between the second and third quarters of 2009.

Mr. Howell stated that the focus of management has been on reducing the risk profile of the Bank and he was pleased with the reduction in the construction and commercial real estate portfolios and the build up of liquidity. Management had previously projected that non-performing assets would increase through year end. The slowdown in the growth of new non-performing assets during the quarter was encouraging as were the lower levels of charge-offs and loan loss provision. Mr. Howell stated that independent real estate tracking reports indicate that the real estate market in Fairfield County has improved in terms of higher average prices of homes sold and significantly greater sales volume. Management believes that the local real estate market is beginning to show signs of stabilization.

Management’s strategic and capital plans contemplate various alternatives to raise additional capital to support and strengthen the Bank’s capital levels. The Company has engaged various financial advisors to assist in this process.  As previously reported earlier this year, an investor group expressed interest in acquiring a controlling interest in the Company. Prior to finalizing a Securities Purchase Agreement the Company received an unsolicited written offer from another investment group to acquire a controlling interest at a higher price than the initial offer. The Board of Directors determined, in its fiduciary capacity, that it should further analyze and evaluate the unsolicited offer. There can be no assurance that the Company will successfully complete either transaction. The Company continues to work with its financial advisors regarding its various capital raising alternatives.

Patriot National Bank is headquartered in Stamford, Connecticut and currently has 19 full service branches, 16 in Connecticut and 3 in New York.  It also has a loan production office in Stamford, Connecticut.

	Three Months Ended Sept. 30, 2009	Three Months Ended Sept. 30, 2008	Nine Months Ended Sept. 30, 2009	Nine Months Ended Sept. 30, 2008
	(000)	(000)	(000)	(000)
Net interest income	$4,000	$7,103	$13,932	$20,377
Non-interest income	618	(304)	2,307	1,211
Non-interest expense	7,535	5,996	21,288	18,589
Provision for loan losses	1,453	3,000	9,009	4,545
Income (Loss) before taxes	(4,371)	(2,197)	(14,058)	(1,546)
Loans at period end	702,308	790,594	702,308	790,594
Deposits at period end	829,053	731,943	829,053	731,943
Assets at period end	937,438	904,761	937,438	904,761
Shares outstanding	4,763	4,745	4,763	4,745

Income (Loss) per share	(2.93)	(0.40)	(4.14)	(0.29)

Note: In discussing financial results, management may refer to certain non-GAAP (Generally Accepted Accounting Principles) measures. The Company’s management believes these non-GAAP measurements, which generally exclude unusual events or amounts, are essential to a proper understanding of the operating results of the Company’s core business. These non-GAAP measurements are not a substitute for operating results determined in accordance with GAAP nor do they necessarily conform to non-GAAP performance measures that may be presented by other companies. Only GAAP information is included in the financial tables above.

Statements in this earnings release that are not historical facts are considered to be forward-looking statements.  Such statements include, but are not limited to, statements regarding management beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance.  All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control and actual results and performance may differ significantly from those contained in forward-looking statements.  Patriot National Bancorp intends any forward-looking statement to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release.  The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made.  A discussion of certain risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in Patriot’s Annual Report on Form 10-K for the year ended December 31, 2008.